Exhibit 10.11

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of March 5, 2019 by and between:

(1)	Futu Holdings Limited, a company incorporated in the Cayman Islands (the “Company”); and

(2)	General Atlantic Singapore FT Pte. Ltd., a company incorporated in the Republic of Singapore (the “Purchaser”).

The Company, on the one hand, and the Purchaser, on the other hand, are each referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company has filed a registration statement on Form F-1 on December 28, 2018 (as may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the initial public offering (the “Offering”) by the Company of American depositary shares (“ADSs” and each an “ADS”) representing Class A ordinary shares of the Company (“Ordinary Shares”) as specified in the Registration Statement; and

WHEREAS, the Purchaser wishes to invest in the Company by acquiring Ordinary Shares in a transaction exempt from registration pursuant to Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”);

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1    Issuance, Sale and Purchase of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to issue, sell and deliver to the Purchaser, at the Closing (as defined below), that certain number (as such number is determined pursuant to Section 1.2 below) of Ordinary Shares (the “Purchased Shares”) at a price per Ordinary Share equal to the Offer Price (as defined below), free and clear of all liens or encumbrances (except for restrictions arising under the Securities Act or created by virtue of this Agreement or the Lock-up Letter (as defined below)). The “Offer Price” means the price per ADS set forth on the cover of the Company’s final prospectus in connection with the Offering (the “Final Prospectus”) divided by the number of Ordinary Shares represented by one ADS. The purchase, issuance, sale and delivery of the Purchased Shares shall be made pursuant to and in reliance upon Regulation S. Notwithstanding the foregoing, if the initial offering price per ADS set forth on the cover of the Company’s final prospectus in connection with the Offering exceeds US$12.00, (a) the Purchaser shall have no obligation to purchase Ordinary Shares pursuant to this Section 1.1, (b) the Purchaser may, at its sole option, elect to purchase the Ordinary Shares at the Offer Price by providing a written notice of such election, and (c) if the Purchaser elects to purchase the Ordinary Shares in accordance with the foregoing sub-clause (b), the Company shall issue, sell and deliver to the Purchaser the Ordinary Shares at the Offer Price in accordance with Section 1.2 below. If the Purchaser does not elect to purchase the Ordinary Shares in accordance with sub-clause (b) of the foregoing sentence, the Purchaser shall have no further obligations or liabilities under this Agreement and this Agreement shall be terminated with no further force or effect and without liability hereunder, except for the provisions of Section 5.10 below.

Section 1.2    Closing.

(a)    Closing. Subject to Section 1.3, the closing (the “Closing”) of the sale and purchase of the Purchased Shares pursuant to Section 1.1 shall take place concurrently with the closing of the Offering at the same offices for the closing of the Offering or at such other place as the Parties may mutually agree. The total number of the Ordinary Shares that the Purchaser shall purchase as Purchased Shares at the Closing shall be equal to the quotient of US$70,000,000 (as adjusted pursuant to clause (iii) below, the “Purchase Price”) divided by the Offer Price; provided, however, that (i) no fractional shares of Ordinary Shares will be issued as Purchased Shares, (ii) any fractions shall be rounded down to the nearest whole number of Ordinary Shares, and (iii) the Purchase Price will be reduced by the value of any such fractional share (as calculated on the basis of the Offer Price). The date and time of the Closing is referred to herein as the “Closing Date.”

(b)    Payment and Delivery. At the Closing, the Purchaser shall pay and deliver the Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Parties, of immediately available funds to such bank account(s) designated in writing by the Company, and the Company shall deliver one or more duly executed share certificates in original form, registered in the name of the Purchaser, together with a certified true copy of the register of members of the Company, evidencing the Purchased Shares being issued and sold to the Purchaser.

(c)    Restrictive Legend. Each certificate representing Purchased Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHIN THE UNITED STATES IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR TO ANY “U.S. PERSON”, AS SUCH TERM IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING ACQUISITION OF THE SECURITY BY THE HOLDER THEREOF. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Section 1.3    Closing Conditions.

(a)    Conditions to the Purchaser’s Obligations to Effect the Closing. The obligation of the Purchaser to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may only be waived in writing by the Purchaser in its sole discretion:

(i)    All corporate and other actions required to be taken by the Company in connection with the issuance, sale and delivery of the Purchased Shares shall have been completed.

(ii)    The representations and warranties of the Company contained in Section 2.1 of this Agreement shall have been true and correct in all material respects (or, to the extent representations and warranties are qualified by materiality or Material Adverse Effect, in all respects) on the date of this Agreement and on and as of the Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(iii)    No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement.

(iv)    The Registration Statement shall have been declared effective by the SEC, the Registration Statement shall remain effective, no stop order shall have been issued by the SEC against the Registration Statement and the Offering shall have been, or shall concurrently with the Closing be, completed.

(v)    The ADSs shall have been listed on the Nasdaq Stock Market subject to official notice of issuance.

(vi)    The underwriting agreement relating to the Offering shall have been entered into and have become effective.

(b)    Conditions to the Company’s Obligations to Effect the Closing. The obligation of the Company to issue, sell and deliver the Purchased Shares to the Purchaser as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may only be waived in writing by the Company in its sole discretion:

(i)    The Lock-up Letter shall have been executed and delivered by the Purchaser to the representatives of the underwriters for the Offering.

(ii)    All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchased Shares shall have been completed.

(iii)    The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(iv)    No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a)    Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(b)    Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the Company pursuant to this Agreement, and the performance by the Company of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c)    Valid Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by the availability of specific performance, injunctive relief, or other equitable remedies.

(d)    Capitalization.

(i)    As of the date hereof, the Company has authorized 4,622,068,906 ordinary shares of a par value of US$0.00001 each, of which 403,750,000 are currently issued and outstanding. As of the date hereof, the Company has reserved 135,032,132 ordinary shares for issuance to officers, directors, employees and other service providers of the Company pursuant to the equity incentive plans duly adopted by the board of directors of the Company and approved by the Company’s shareholders.

(ii)    As of the date hereof, the Company has authorized 377,931,094 preferred shares: (i) 125,000,000 of which are designated as Series A preferred shares of a par value of US$0.00001 each, all of which are issued and outstanding; (ii) 23,437,500 of which are designated as Series A-1 preferred shares of a par value of US$0.00001 each, all of which are issued and outstanding; (iii) 88,423,500 of which are designated as Series B preferred shares of a par value of US$0.00001 each, all of which are issued and outstanding; (iv) 128,844,812 of which are designated as Series C preferred shares of a par value of US$0.00001 each, all of which are issued and outstanding; and (v) 12,225,282 of which are designated as Series C-1 preferred shares of a par value of US$0.00001 each, all of which are issued and outstanding.

(iii)    All outstanding shares of capital stock of the Company and all outstanding shares of capital stock of each of the Company’s subsidiaries and consolidated affiliates (each a “Subsidiary” and collectively “Subsidiaries”) have been issued and granted in compliance with (x) all applicable Securities Laws and other applicable laws and (y) all requirements set forth in applicable plans or contracts, without violation of any preemptive rights, rights of first refusal or other similar rights. “Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, as amended, the listing rules of, or any listing agreement with, the Nasdaq Stock Exchange and any other applicable law regulating securities or takeover matters.

(iv)    As of the Closing Date, the Company’s outstanding Series A preferred shares, Series A-1 preferred shares, Series B preferred shares, Series C preferred shares and Series C-1 preferred shares shall be redesignated as ordinary shares of the Company as described in the Registration Statement.

(v)    As of the Closing Date, the authorized and issued share capital of the Company shall be as set forth in the Registration Statement.

(vi)    As of the Closing Date, the rights of the Ordinary Shares to be issued to the Purchaser as Purchased Shares shall be as stated in the Fourth Amended and Restated Memorandum and Articles of Association of the Company as set out in Exhibit 3.2 of the Registration Statement.

(e)    Due Issuance of the Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Laws or created by virtue of this Agreement or the Lock-up Letter, and upon delivery and entry into the register of members of the Company will transfer to the Purchaser good and valid title to the Purchased Shares.

(f)    Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby or the Offering contemplated by the Registration Statement, will (i) violate any provision of the organizational documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or the Offering contemplated by the Registration Statement.

(g)    Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(h)    Compliance with Laws. The business of the Company or its Subsidiaries is not being conducted in violation of any law or government order applicable to the Company except for violations which do not and would not have a Material Adverse Effect. As used herein, “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, assets, liabilities, results of operations, business, or operations of the Company or its Subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from (x) the public disclosure of the transactions contemplated hereby in accordance with the terms of this Agreement, (y) changes in generally accepted accounting principles that are generally applicable to comparable companies, or (z) changes in general economic and market conditions; or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement and to timely perform its obligations under the Agreement.

(i)    SEC Filings. Prior to the Closing, the Registration Statement, as supplemented or amended, shall have been declared effective by the SEC. The Registration Statement, including the prospectus therein, conforms and will conform, in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC thereunder and does not, as of the date hereof, and will not, as of the applicable effective date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(j)    Investment Company. The Company is not and, after giving effect to the offering and sale of the Purchased Shares, the consummation of the Offering and the application of the proceeds hereof and thereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(k)    Private Offering. No registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, will be required by the sale of the Purchased Shares in manner contemplated in this Agreement.

(l)    Regulation S. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its behalf with respect to any Purchased Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Purchased Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

(m)    Events Subsequent to Most Recent Fiscal Period. Since December 31, 2018 until the date hereof and to the Closing Date, there has not been any event, fact, circumstance or occurrence that, to the Company’s knowledge, has had or would reasonably be expected to have a Material Adverse Effect.

(n)    Litigation. There are no actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending before any governmental authority, or, to the Company’s knowledge, threatened to be brought by or before any governmental authority, that has had or would reasonably be expected to have a Material Adverse Effect.

(o)    Solvency. None of the Company or any of its Subsidiaries is insolvent under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) could receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Company or any of its Subsidiaries.

Section 2.2    Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a)    Due Formation. The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b)    Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the Purchaser pursuant to this Agreement, and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c)    Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by the availability of specific performance, injunctive relief, or other equitable remedies.

(d)    Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or, to the knowledge of the Purchaser, threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

(e)    Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby, nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f)    Status and Investment Intent.

(i)    Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii)    Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other person to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

(iii)    Solicitation. The Purchaser (x) was not identified or contacted through the marketing of the Offering and (y) did not contact the Company as a result of any general solicitation or directed selling efforts in the United States.

(iv)    Information. The Purchaser has been furnished access to all materials and information the Purchaser has requested relating to the Company and its Subsidiaries and other due diligence documents in order to evaluate the transactions contemplated by this Agreement. The Purchaser has consulted with its own advisors to the extent it deemed appropriate as to the financial, tax, legal and related matters concerning an investment in the Purchased Shares and on that basis believes that an investment in the Purchased Shares is suitable and appropriate for such Purchaser.

(v)    Not U.S. Person. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(vi)    Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Purchased Shares to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Purchaser is acquiring the Purchased Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

ARTICLE III

COVENANTS

Section 3.1    Lock-up. The Purchaser shall, concurrently with the execution of this Agreement, enter into a lock-up letter (the “Lock-up Letter”) in the form and substance to the reasonable satisfaction of the Company and the underwriters in the Offering.

Section 3.2    Distribution Compliance Period. The Purchaser agrees not to resell, pledge or transfer any Purchased Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the 40 days following the Closing Date.

Section 3.3    Registration Rights. The Company hereby grants registration rights to the Purchaser on terms and conditions equivalent to and on a pari passu basis as holders of “Registrable Securities” as such term is defined in any registration rights agreement between the Company and any shareholders of the Company at the time of the Closing. The Company shall take such actions as are necessary such that the Purchaser will enjoy rights corresponding to the rights under any registration rights agreement that may be in existence at the time of the Closing to sell the Purchased Shares without any transfer restrictions under the Securities Act.

Section 3.4    Further Assurances. From the date of this Agreement until the Closing Date, the Parties shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

ARTICLE IV

INDEMNIFICATION

Section 4.1    Indemnification. Each of the Company and the Purchaser (an “Indemnifying Party”) shall indemnify and hold each other and their directors, officers, managers, employees, advisors, agents, subsidiaries, partners, members and controlling persons (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, fines, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any schedule or exhibit hereto; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement for reasons other than gross negligence or willful misconduct of such Indemnified Party. In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

Section 4.2    Third Party Claims.

(a)    If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Article IV, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing within thirty (30) days of receipt of notice of such claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(b)    Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by notifying the Indemnified Party in writing within (30) days of receipt of the Claim Notice that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding, provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party.

(c)    If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 4.2(b).

(d)    In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within the 30 days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 4.3    Other Claims. In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 4.4    Cap. Notwithstanding the foregoing, absent fraud or any willful material breach, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the Purchase Price plus all any legal and other expenses incurred in connection with this Article IV.

ARTICLE V

MISCELLANEOUS

Section 5.1    Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for two years and shall terminate and be without further force or effect on the second anniversary of the date hereof, except as to any claims thereunder which have been asserted in writing pursuant to Section 4.1 against the Party making such representations and warranties on or prior to such second anniversary, and except for the representations and warranties in Sections 2.1(a), 2.1(b), 2.1(c), 2.1(d), 2.1(e), 2.1(f) and 2.1(g), which will survive indefinitely.

Section 5.2    Governing Law; Consent to Jurisidiction. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof. Each of the Parties irrevocably submits to the exclusive jurisdiction of the State and Federal courts located in the County and City of New York, New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. To the extent that service of process by mail is permitted by applicable law, each Party irrevocably consents to the service of process in any such suit, action or other proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any person to serve process in any other manner permitted by law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in State and Federal courts located in the County and City of New York, New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company and the Purchaser hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 5.3    Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties.

Section 5.4    Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns.

Section 5.5    Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by a Party without the express written consent of the other Parties, except that the Purchaser may assign all or any part of its rights and obligations hereunder to any affiliate of the Purchaser without the consent of the Company, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 5.6    Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by fax, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Purchaser, at:	General Atlantic Singapore FT Pte. Ltd. 8 Marina View, #41-04 Asia Square Tower 1 Singapore 018960 Tel: +65 66616718 Attn: Ong Yu Huat

With copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP Hong Kong Club Building, 12th Floor 3A Chater Road, Central Hong Kong Tel: +852-2846-0396 Attn: Betty Yap

If to the Company, at:	Futu Holdings Limited 11/F, Bangkok Bank Building No. 18 Bonham Strand W, Sheung Wan Hong Kong S.A.R. People’s Republic of China Tel: +852 2523-3588 Attn: Chief Financial Officer

With copy to:	Skadden, Arps, Slate, Meagher & Flom 42/F Edinburgh Tower The Landmark 15 Queen’s Road Central Fax: +852-3910-4850 Attn: Z. Julie Gao, Esq.

Any Party may change its address for purposes of this Section 5.6 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 5.7    Entire Agreement. This Agreement and the Lock-up Letter constitute the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 5.8    Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 5.9    Fees and Expenses. Except as otherwise provided in this Agreement, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors..

Section 5.10    Confidentiality. Each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby, except for Required Disclosures and Permitted Disclosures. Each Party hereto shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information, except for Required Disclosures. In the event that a Party, or any of its affiliates, representatives and agents, is required by law, regulation or judgment of a competent jurisdiction or requested by any governmental or regulatory agency of a competent jurisdiction (including, without limitation, any stock exchange or self-regulatory organization) to disclose any such non-public information (such disclosure being referred to as “Required Disclosures” herein), it shall, to the extent legally permissible, notify the other Party as promptly as practicable under the circumstances so that the other Party may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, the disclosing Party shall furnish only that portion of the non-public information that is legally required. “Permitted Disclosures” means disclosures by (i) the Purchaser to its and its affiliates’ employees, agents, auditors, counsel, advisers, shareholders, partners and investors and (ii) the Purchaser and its affiliates in order to make filings under or otherwise comply with securities laws and regulations applicable to the Purchaser and/or its affiliates.

Section 5.11    Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.12    Termination. In the event that the Closing shall not have occurred by September 30, 2019, the Purchaser shall have no further obligations or liabilities under this Agreement and this Agreement shall be terminated with no further force or effect and without liability hereunder; except for the provisions of Section 5.10 hereof, which shall survive any termination under this Section 5.12.

Section 5.13    Purchaser Description.

(a)    The Company shall afford the Purchaser a reasonable opportunity to review and comment on any description of the Purchaser and/or the transactions contemplated by this Agreement with respect to the Purchaser that is to be included in the Registration Statement filed after the date hereof.

(b)    The Purchaser hereby consents and undertakes to promptly provide a description of its organization and business activities to the Company (the “Purchaser Description”), and hereby represents that the Purchaser Description will be true and accurate in all material respects and will not be misleading in any material respect, as may be reasonably required by the Company for the purpose of satisfying the disclosure obligations in connection with the Registration Statement and the prospectus therein under applicable laws, regulations and listing rules. The Purchaser also consents to the inclusion of the Purchaser Description, the Purchaser’s name as well as the matters relating to the Purchaser’s subscription of the Purchased Shares in the Registration Statement and the prospectus therein, provided that the Company will provide Purchaser the opportunity to review and comment on the Purchaser Description, the Purchaser’s name and such matters relating to the Purchaser’s subscription in the Registration Statement and the prospectus therein. The Company may not use the Purchaser Description or Purchaser’s name in any other marketing materials for the Offering, except with Purchaser’s prior written approval, which may be withheld in Purchaser’s sole discretion. Additionally, the Purchaser hereby consents to the filing of this Agreement as an exhibit to the Registration Statement.

(c)    The Purchaser acknowledges that the Company will rely upon the truth and accuracy of the Purchaser Description, and the Purchaser agrees to notify the Company promptly in writing if any of the content contained therein ceases to be true and accurate in any material respects or misleading in any material respect.

Section 5.14    Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.15    Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

FUTU HOLDINGS LIMITED

By:	/s/ Leaf Hua Li

Name:	Leaf Hua Li

Title: Chairman of the Board of Directors and Chief Executive Officer

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

GENERAL ATLANTIC SINGAPORE FT PTE. LTD.

By:	/s/ Ong Yu Huat

Name:	Ong Yu Huat
Title:	Director

[Signature Page to Subscription Agreement]